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                                                                    EXHIBIT 23.4

                       CONSENT OF INDEPENDENT ACCOUNTANTS


    We consent to the incorporation by reference in Amendment No. 2 to the Registration Statement on Form S-4 of Peter Kiewit Sons', Inc. and MFS Communications Company, Inc. of our report dated January 28, 1994, relating to the balance sheets of Cylix Communications Corporation as of December 31, 1993 and 1992, and the related statements of operations, stockholders' equity and cash flows for each of the years in the two year period ended December 31, 1993, which report appears in the Form 8-K/A Amendment No. 1 of MFS Communications Company, Inc., dated December 13, 1994. We also consent to the reference to our firm under the caption "Experts".


                                          Leon Constantin & Co.

New York, New York
August 3, 1995